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                                                                      EXHIBIT 28



                             UNIPROP INCOME FUND II
                            2000 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)

                                                                    CASH
                           3/00           3/99          99/00      PURCHASE      00CPP
PROPERTY                APPRAISALS     APPRAISALS     VARIANCE      PRICE       VARIANCE

Ardmor Village ....       $ 7,750       $ 7,500          3.3%     $  5,316        45.8%
Camelot Manor .....         7,000         7,000          0.0%        4,600        52.2%
Country Roads .....         2,600         2,500          4.0%        3,183       (18.3%)
Dutch Hills .......         6,000         6,000          0.0         4,198        42.9%
El Adobe ..........        12,500        12,300          1.6%        7,400        68.9%
Paradise Village...         8,800         8,800          0.0%        8,800         0.0%
Stonegate Manor....         7,000         6,800          2.9%        4,652        50.5%
Sunshine Village...        11,500        11,400          0.9%        6,092        88.8%
West Valley .......        17,500        17,300          1.2%       11,448        52.9%
                          -------       -------          ---      --------        -----

Grand Total: ......       $80,650       $79,600          1.3%     $ 55,689        44.8%
                          =======       =======          ===      ========        ====

                     2000 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2000 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

-        Sale of the Properties in March 2000 for their appraised value.
-        Costs and selling expenses are 3.0% of the sale price.
-        Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $14.72 calculated as follows:


                  Aggregate appraised value:          $80,650,000

                  Less:    Selling Expenses (3.0%)      2,419,500
                           Mortgage Debt:              29,572,116
                                                      -----------
                  Net Sales Proceeds:                 $48,658,384
                                                      ===========
                  Number of Units:                      3,303,387
                  Net Sales Proceeds per unit:        $     14.72
